Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLOVIR, INC.

(Pursuant to Section 242 of the

Delaware General Corporation Law)

AlloVir, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the DGCL. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 310,000,000, of which (i) 300,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by its duly authorized officer this 15th day of May, 2023.

ALLOVIR, INC.

By:	/s/ Diana Brainard
Name: Diana Brainard
Title: Chief Executive Officer